Tel: 732-750-0900 Fax: 732-750-1222 www.bdo.com	90 Woodbridge Center Drive 4th Floor Woodbridge, NJ 07095
May 14, 2012

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on May 14, 2012, to be filed by our former client, the EMRISE Corporation. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,